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                                                                   EXHIBIT 10(h)

                             Heller Financial, Inc.
                                   1996-1998
                            Long Term Incentive Plan


I. Purpose of the Plan

The 1996-1998 Long term Incentive Plan (the "Plan") is an integral part of Heller Financial, Inc.'s total compensation strategy. It has been designed to:

   . Enhance Heller's ability to attract and retain valued contributors by providing a competitive compensation opportunity.

   . Focus Heller's valued contributors on the long term goals and objectives of the company.

   .  Motivate key contributors through a pay-for-performance environment.

   . Promote interdependency throughout the organization by reinforcing teamwork.

   .  Align the executives and key contributors with shareholder interests.

II. Eligible Plan Participants

All employees who are in positions with a salary grade of 18 and higher are eligible to participate in the Plan. However, this does not mean that all eligible participants will receive a grant under the Plan. Whether an eligible employee receives a grant, as well as the size of the actual grant, will be based upon their performance in the prior year and/or their potential contribution.

Recommendations for grants will be made by senior management and will be subject to the approval of the Compensation Committee to the Board of Directors (The "Committee") or the Chief Executive Officer, as prescribed by this document.

While employees in positions with a salary grade below 18 are typically not considered eligible to participate in the Plan, grants can be made to these employees on an individual basis, based upon the factors and conditions discussed above.

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III. Grants of Performance Shares

Performance shares are granted annually, at the beginning of the Plan, and are earned out over a designated performance period based upon a target average return on equity (ROE) goal. This duration of the performance period for each Plan is established at the beginning of the performance period.

The Committee, at its discretion, can modify the value of units as computed by the return on equity formula based upon the achievement of predetermined qualitative and quantitative performance measures.

IV. Performance/Award Period

The performance and award period for the Plan will be from January 1, 1996 through December 31, 1998.

V. Goal Setting/Value Determination

The value of a performance share is based on a three year average return on equity (ROE) goal for Heller Financial, Inc. The goal for the 1996-1998 performance period will not be modified by any predetermined qualitative and quantitative measures of performance.

The 1996-1998 performance period average return on equity goal will be 10.14%. The actual value of shares granted under this plan will be determined based upon the average ROE achievement of Heller Financial, Inc. for each year in the three-year period. The performance grid shown below will be used in determining actual share value.

                 --------------------------------------------

                      Three Year Average           Share
                          Annual ROE               Value
                 --------------------------------------------
                            11.64%                $170.00
                            11.14%                $135.00
                            10.64%                $115.00
                 --------------------------------------------
                            10.14%                $100.00
                 --------------------------------------------
                             9.64%                $ 90.00
                             9.14%                $ 75.00
                        Less than 9.14%           $  0.00
                 --------------------------------------------

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If the three year average ROE goal is met, a share granted under this Plan will have a value of $100.00. The maximum value for a share is $170.00. If the actual performance exceeds or falls short of the average ROE target, the value of a share will be determined in accordance with the performance grid shown above. If the performance threshold of 9.14% average ROE is not met, the Pool will not be funded and no awards will be paid. If the actual average ROE falls between two values on the performance grid shown above, the actual value of a share will be pro rated based on those values.

VI. Shares Available under the Plan

The number of shares available for grants under the Plan will be established at the beginning of the performance period. The number of shares available for grants under the 1996-1998 performance period cannot exceed 46,000 shares.

VII. Target Grants

Actual grants to individuals will be based upon actual and/or potential performance factors.

VIII. Recommendation for and Approval of Grants

Grants under the Plan, as well as the size of the grant made to selected participants, will be determined by senior management of Heller and will be recommended to the Chief Executive Officer. Individual grants made to the Policy Committee members (Tier I), as well as aggregate grants made to Senior Management Committee members (Tier II) will be approved by the Committee. All other grants will be approved by the Chief Executive Officer.

IX. Unused Shares

Shares not granted at the beginning of the performance period can be granted at any time during the period with the approval of the Chief Executive Officer or the Committee, as appropriate. Any share forfeited during the period will be returned to the pool and are available for grants during the period. Any shares unused at the end of the performance period will be returned to the company.

X. Distributions of Awards

Awards will be distributed as soon as practical after the end of the performance period. Payments will be 100% in cash. Voluntary elections are possible at the participant's election.

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XI. Administration

The Committee may delegate any or all aspects of the administration of the Plan. The Plan will be administered as provided in the Appendix to this document.

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